Exhibit 99.1

N E W S B U L L E T I N FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2011 Fourth Quarter and Full Year Results

OXNARD, Calif., April 28, 2011--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal fourth quarter and full year ended February 28, 2011. Key elements include:
  Consolidated fourth quarter revenues of $28.9 million; wireless datacom fourth quarter revenues up 48% year-over-year to $23.4 million.

  Consolidated full year revenues of $114.3 million; wireless datacom full year revenues up 37% year-over-year to $78.4 million.

  Consolidated fourth quarter gross margin percentage of 28.9%, up from 20.2% in fourth quarter of prior year; consolidated full year gross margin percentage of 25.9%, up from 20.0% in prior year.

  Fourth quarter GAAP net income of $0.3 million, or $0.01 per diluted share; Adjusted Basis (non-GAAP) net income of $0.7 million, or $0.02 per diluted share.
Commenting on the fiscal 2011 fourth quarter and full year results, Rick Gold, CalAmp’s Chief Executive Officer said, “CalAmp returned to profitability on a GAAP basis this quarter for the first time in four years. Our wireless datacom business continued its strong momentum, with quarterly revenues increasing 48% year-over-year. This growth is now being driven by both our mobile resource management (MRM) products and our wireless networks products. We are seeing strong demand for our MRM products from the local fleet management, vehicle finance, asset tracking and stolen vehicle recovery verticals. Our wireless networks products also showed strong growth with contributions from projects in the public safety, railroad and energy sectors. We are making significant investments in R&D to expand and strengthen our footprint in wireless data, and we’re encouraged by the traction our new products are getting in the market.”

Mr. Gold continued, “In our satellite business, fourth quarter revenue was softer than expected. During the quarter, we began the production ramps of one older product and one new product, but those ramps did not occur until late in the quarter. Volume shipments of both products are now underway and are expected to drive significantly higher satellite revenue during our fiscal 2012 first quarter. In addition, we are on track with our recently announced plans for enhancing the operational flexibility and cost structure of our satellite business. We are continuing to work on additional new products that we expect to launch this year and we expect improved financial results from this business in fiscal 2012.”

Fiscal 2011 Fourth Quarter Results
Total revenue for the fiscal 2011 fourth quarter was $28.9 million compared to $34.5 million for the fourth quarter of fiscal 2010 as higher revenues in the Company’s wireless datacom segment were offset by lower satellite segment revenues. Wireless datacom revenue increased 48% to $23.4 million from $15.8 million in the same period last year, while satellite revenue decreased to $5.6 million from $18.7 million in the same period last year.

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CalAmp Reports Fiscal 2011 Fourth Quarter and Full Year Results
April 28, 2011

Consolidated gross profit for the fiscal 2011 fourth quarter was $8.4 million, or a 28.9% gross margin, compared to gross profit of $7.0 million, or a 20.2% gross margin, for the same period last year. The increases in gross profit and gross margin percentage in the latest quarter were due primarily to higher wireless datacom revenues.

An income tax benefit of $172,000 was recorded in the fiscal 2011 fourth quarter relating to the carryback of net operating losses of the Company’s French subsidiary. Excluding this item, no income tax provision or benefit was recorded in fiscal 2011, and no income tax provision or benefit is expected to be recorded in fiscal 2012 due to the existence of net operating loss carryforwards for U.S. federal and state tax purposes.

Results of operations for the fiscal 2011 fourth quarter as determined in accordance with GAAP was net income of $0.3 million, or $0.01 per diluted share, compared to a net loss of $1.3 million, or $0.05 per diluted share, in the fourth quarter of last year.

The Adjusted Basis (non-GAAP) net income for the fiscal 2011 fourth quarter was $0.7 million, or $0.02 per diluted share, compared to Adjusted Basis net loss of $0.5 million, or $0.02 loss per diluted share, for the same period last year. The Adjusted Basis net income (loss) excludes intangible asset amortization and stock-based compensation expense, and includes a pro forma income tax provision or benefit computed without giving effect to increases or decreases in the deferred income tax valuation allowance that are recognized for GAAP basis financial reporting. A reconciliation of the GAAP basis pretax income (loss) to the Adjusted Basis net income (loss) is provided in the table at the end of this press release.

Liquidity
As of February 28, 2011, the Company had total cash of $4.2 million and total debt of $11.9 million. Total debt at that date consisted of $7.49 million drawn under the Company’s revolving bank credit facility and subordinated debt of $4.46 million. The unused borrowing capacity on the bank revolver was $3.8 million at February 28, 2011. Net cash provided by operating activities during the three- and twelve-month periods ended February 28, 2011 was $51,000 and $857,000, respectively.

Business Outlook
Commenting on the Company's business outlook, Mr. Gold said, “Based on our latest projections, we expect fiscal 2012 first quarter consolidated revenues in the range of $31 to $34 million. First quarter satellite revenues are expected to increase significantly on a sequential quarter basis. Wireless datacom revenues are expected to increase significantly on a year-over-year basis, but be down slightly on a sequential basis. We expect fiscal first quarter GAAP basis net income (loss) in the range of a $0.01 loss to $0.02 income per diluted share. The Adjusted Basis (non-GAAP) net income for the first quarter is expected to be in the range of breakeven to $0.03 income per diluted share.”

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CalAmp Reports Fiscal 2011 Fourth Quarter and Full Year Results
April 28, 2011

Mr. Gold continued, “Based on our current forecast, we expect fiscal 2012 revenue to trend higher compared to fiscal 2011 with growth in both our satellite and wireless datacom businesses, and we expect to be profitable on a GAAP basis for the year as a whole.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2011 fourth quarter and full year financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's CEO Rick Gold, President/COO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 800-762-8779 (480-629-9771 for international callers). An audio replay will be available through May 5, 2011, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4430187.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company’s two business segments are Wireless Datacom, which serves utility, governmental and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s satellite and wireless datacom markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2011 as filed today with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Lasse Glassen
Chief Financial Officer	General Information
(805) 987-9000	(213) 486-6546
lglassen@mww.com

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CalAmp Reports Fiscal 2011 Fourth Quarter and Full Year Results
April 28, 2011

CAL AMP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2011	2010	2011	2010
	/---------(Unaudited)----------/
Revenues	$28,944	$34,481	$114,333	$112,113
Cost of revenues	20,576	27,499	84,775	89,723
Gross profit	8,368	6,982	29,558	22,390
Operating expenses:
Research and development	2,850	2,686	11,125	10,943
Selling	2,633	2,422	10,503	9,542
General and administrative	2,168	2,512	8,858	10,523
Intangible asset amortization	275	342	1,132	1,367
	7,926	7,962	31,618	32,375
Operating income (loss)	442	(980)	(2,060)	(9,985)

Non-operating expense, net	(311)	(352)	(1,395)	(2,240)

Income (loss) before income taxes	131	(1,332)	(3,455)	(12,225)

Income tax benefit	172	-	172	1,374

Net income (loss)	$303	$(1,332)	$(3,283)	$(10,851)

Earnings (loss) per share - basic	$0.01	$(0.05)	$(0.12)	$(0.43)
Earnings (loss) per share - diluted	$0.01	$(0.05)	$(0.12)	$(0.43)

Shares used in basic per share calculations	27,325	26,442	27,181	25,309
Shares used in diluted per share calculations	28,072	26,442	27,181	25,309

BUSINESS SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2011	2010	2011	2010
	/---------(Unaudited)----------/
Revenues
Satellite	$5,583	$18,700	$35,899	$54,715
Wireless DataCom	23,361	15,781	78,434	57,398

Total revenues	$28,944	$34,481	$114,333	$112,113

Gross profit (loss)
Satellite	$(493)	$1,853	$1,636	$4,258
Wireless DataCom	8,861	5,129	27,922	18,132

Total gross profit	$8,368	$6,982	$29,558	$22,390

Operating income (loss)
Satellite	$(1,459)	$740	$(2,460)	$(111)
Wireless DataCom	2,876	(1,076)	4,922	(5,867)
Corporate expenses	(975)	(644)	(4,522)	(4,007)

Total operating income (loss)	$442	$(980)	$(2,060)	$(9,985)

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CalAmp Reports Fiscal 2011 Fourth Quarter and Full Year Results
April 28, 2011

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	February 28,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$4,241	$2,986
Accounts receivable, net	16,814	16,520
Inventories	9,890	10,608
Deferred income tax assets	1,961	2,656
Prepaid expenses and other current assets	5,197	4,720
Total current assets	38,103	37,490
Equipment and improvements, net	1,877	2,055
Deferred income tax assets, less current portion	9,887	10,017
Intangible assets, net	4,012	5,144
Other assets	1,606	2,247

	$55,485	$56,953
Liabilities and Stockholders' Equity
Current liabilities:
Bank working capital line of credit	$7,489	$5,901
Accounts payable	14,103	16,186
Accrued payroll and employee benefits	3,341	2,742
Deferred revenue	5,796	4,740
Other current liabilities	2,140	3,526

Total current liabilities	32,869	33,095

Long-term debt	4,460	4,170
Other non-current liabilities	554	489

Stockholders' equity:
Common stock	281	277
Additional paid-in capital	153,135	151,453
Accumulated deficit	(134,948)	(131,665)
Accumulated other comprehensive loss	(866)	(866)

Total stockholders' equity	17,602	19,199

	$55,485	$56,953

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CalAmp Reports Fiscal 2011 Fourth Quarter and Full Year Results
April 28, 2011

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)

	Year Ended
	February 28,
	2011	2010
Cash flows from operating activities:
Net loss	$(3,283)	$(10,851)
Depreciation and amortization	2,543	2,522
Stock-based compensation expense	2,109	1,981
Amortization of debt issue costs and discount	536	-
Loss on sale of investment	-	1,008
Deferred tax assets, net	807	39
Changes in operating working capital	(1,835)	7,792
Other	(20)	104
Net cash provided by operating activities	857	2,595

Cash flows from investing activities:
Capital expenditures	(1,245)	(1,066)
Proceeds from sale of investment	-	992
Collections on note receivable	428	325
Other	32	(36)
Net cash (used in) provided by investing activities	(785)	215

Cash flows from financing activities:
Net proceeds from line of credit borrowing	1,588	7,551
Proceeds from issuance of subordinated debt	-	5,000
Net proceeds from sale of common stock	-	3,968
Debt repayments	-	(22,728)
Payment of debt issue costs	-	(544)
Taxes paid related to net share settlement of vested equity awards	(405)	(123)
Net cash provided by (used in) financing activities	1,183	(6,876)

Effect of exchange rate changes on cash	-	139

Net change in cash and cash equivalents	1,255	(3,927)

Cash and cash equivalents at beginning of period	2,986	6,913

Cash and cash equivalents at end of period	$4,241	$2,986

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CalAmp Reports Fiscal 2011 Fourth Quarter and Full Year Results
April 28, 2011

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited, in thousands except per share amounts)

Non-GAAP Earnings Reconciliation
"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income (Loss) to Adjusted Basis (non-GAAP) Net Income (Loss) is as follows:

	Three Months Ended		Year Ended
	February 28,		February 28,
	2011	2010	2011	2010
GAAP basis pretax income (loss )	$131	$(1,332)	$(3,455)	$(12,225)

Amortization of intangible assets	275	342	1,132	1,367
Stock-based compensation expense	550	565	2,109	1,981
Pretax income (loss) (non-GAAP basis)	956	(425)	(214)	(8,877)

Income tax benefit (provision) (non-GAAP basis) (a)	(288)	(29)	29	3,919
Non-GAAP net income (loss)	$668	$(454)	$(185)	$(4,958)

Non-GAAP net income (loss) per diluted share	$0.02	$(0.02)	$(0.01)	$(0.20)

Non-GAAP weighted average common shares outstanding
on diluted basis	28,072	26,442	27,181	25,309

(a)	The non-GAAP income tax benefit (provision) is computed using the Company's combined U.S. federal and state statutory tax rate of 40.0% and 40.7% in fiscal 2011 and 2010, respectively, excluding the pretax losses of foreign operations for which no income tax benefit is recognized and excluding the effects of increases and decreases in the deferred income tax valuation allowance.

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